EXHIBIT 99.1 -  Independent Accountant's Servicing Report for the year ended December 31, 2005

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KPMG LLP
55 Second Street
San Francisco, CA 94105





                     Independent Accountants' Report


The Board of Directors
Wells Fargo Bank, N.A.:

We have examined management's assertion, included in the accompanying Management Assertion (the Assertion), that Wells Fargo Bank, NA. (the "Bank"), as servicer for the Issuers set forth in Exhibit I of the Assertion, complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP), except for minimum servicing standards I.2, I.3, I.4, III.3, III.4, III.6, V.2, V.3, and V.4, which the Bank has determined are not applicable to the servicing of auto loans, during the periods set forth in
Exhibit I of the Assertion. Management is responsible for the Bank's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Bank's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Bank's compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the minimum servicing standards.

In our opinion, management's assertion that Wells Fargo Bank, N.A., as servicer for the Issuers set forth in Exhibit I of the Assertion, complied with the aforementioned minimum servicing standards during the periods set forth in
Exhibit I of the Assertion, is fairly stated, in all material respects.



/s/ KPMG LCP

March 10, 2006

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Exhibit I





     Issuer       Servicing Period      Indenture Trustee    Owner Trustee

Banc of America  for the period from   U.S. Bank Trust       Wilmington Trust
Securities Auto  May 27, 2005 through  National Association  Company
Trust 2005-WF1   December 31, 2005